EXHIBIT 10.2

FOURTH AMENDMENT TO THE

2000 INCENTIVE PLAN OF

TOR MINERALS INTERNATIONAL, INC.

                This Fourth Amendment to the 2000 Incentive Plan of TOR Minerals  International, Inc. (the “Third  Amendment”) is executed and delivered as of the 26th day of February, 2016 by TOR Minerals International, Inc., a Delaware corporation (the “Company”).

RECITALS:

                A.         The Company previously has adopted the amended 2000 Incentive Plan (the “Plan”).

                B.         The Board of Directors of the Company also previously adopted the First, Second and Third Amendments to the Plan.

                C.         The Board of Directors has determined that Plan should be amended to provide more flexibility in the establishment of Performance Award criteria.

AGREEMENTS:

                NOW THEREFORE, the Plan here is amended as follows:

                1.          Performance Award Criteria.  Subparagraph (i) of Section 12(c) of the Plan is hereby amended to read as follows:

                (i)  The performance criteria upon which vesting of the Award is contingent shall be such objective performance goals as the Committee shall establish in writing prior to the expiration of 90 days after the commencement of the Performance Period to which the performance goal or goals relate and while the outcome is substantially uncertain.  Performance criteria may include subsidiary components, goals, criteria or other benchmarks applicable to all or a portion of the Performance Period. The performance criteria shall be based on one or more business criteria that apply to an Eligible Person, a business unit, product line, or the Company as a whole and may include the development of new or modified business units or product lines.  Such business criteria may include, but are not limited to, stock price, market share, sales, earnings per share, return on equity, or costs, or achievement of one or more corporate objectives. A performance goal need not be based upon an increase or positive result under a business criterion but could include maintaining the status quo or limiting economic losses (measured, in each case, by reference to a specific business criterion).

                3.          Effective Date.  This amendment is effective as of January 1, 2016.

                4.          Effect Upon Plan.  Except as expressly amended hereby, the Plan shall remain in full force and effect.

                IN WITNESS WHEREOF, this Fourth Amendment is executed and delivered as of the date first above written.

TOR Minerals International, Inc.
By:	DOUGLAS H. HARTMAN Douglas H. Hartman, Chairman of the Board of Directors

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